Exhibit 5.1

November 9, 2017

Park City Group, Inc.
299 South Main Street, Suite 2225
Salt Lake City, UT 84111

Ladies and Gentlemen:

I am General Counsel of Park City Group, Inc., a Nevada corporation (the “Company”). I have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 150,000 shares of Park City Group, Inc. common stock, $0.01 par value (the “Shares”) for issuance in accordance with the terms of the Second Amended and Restated 2011 Stock Incentive Plan, as amended, and Second Amended and Restated 2011 Employee Stock Purchase Plan, as amended, both of which were effective April 1, 2013 and amended on August 3, 2017 (together, the “Restated Plans”).

In connection with the foregoing, I or attorneys under my supervision have examined the Articles of Incorporation and Bylaws of the Company, as amended, the Restated Plans, resolutions duly adopted by the Board of Directors of the Company relating to the Restated Plans, and such other documents and instruments of the Company that I have deemed necessary or appropriate for the purposes of the opinion expressed herein. In addition, I or attorneys under my supervision have conferred with various officers and directors of the Company and have ascertained or verified to my satisfaction such additional facts as I have deemed necessary or appropriate for the purposes of this opinion. As to certain factual matters relevant to this opinion, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, photostatic or facsimile copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing I am of the opinion that, when issued in accordance with the provisions of the Restated Plans, the Shares will be legally issued, fully paid and non-assessable.

My opinion is limited to matters governed by the Federal laws of the United States of America and the General Corporation Law of the State of Nevada. I am not admitted to the practice of law in the State of Nevada. My opinion is as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof that may affect my opinion expressed herein.

I hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

    Very truly yours,

/s/ Edward L. Clissold
Edward L. Clissold, Esq.
Corporate Secretary and General Counsel
Park City Group, Inc.